UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following responses will be used in response to questions received via EM social media channels.

Introductory Questions

1.	Is ExxonMobil in a proxy contest?

An activist investment firm, with about an 0.02 percent ownership in ExxonMobil, is proposing initiatives that would jeopardize our ability to generate the earnings and cash flow that we need to pay our dividend, invest in future growth and work on technologies that will be important to help tackle climate change. We disagree with their approach, and urge you to reject the four board candidates they’ve nominated to carry out their value-destructive agenda. Learn more: https://www.xomdrivingvalue.com/

2.	What will XOM shareholders be voting on during the Annual Shareholder’s Meeting?

ExxonMobil recommends that you vote FOR the election of nominees proposed by the Board of Directors on the BLUE proxy card. The Board urges you to discard any white proxy card sent to you by Engine No. 1. For more information and voting instructions, visit: https://www.xomdrivingvalue.com/how-to-vote/

3.	Why am I getting ads about ExxonMobil’s shareholder meeting?

ExxonMobil is encouraging shareholders to vote FOR its 12 director nominees at the 2021 Annual Meeting of Shareholders on May 26, by voting the BLUE PROXY CARD. Click here for more information and voting instructions: https://www.xomdrivingvalue.com/

4.	When is the Annual Shareholder Meeting?

ExxonMobil’s Annual Shareholder Meeting will be held on May 26, 2021. Your vote is extremely important. For more information and instructions on how to vote, visit: https://www.xomdrivingvalue.com/how-to-vote/.

Process Questions

5.	How do I vote?

If shares are held in your name, you can vote online, by phone, or by mail. For those who hold their shares through an intermediary, such as a brokerage firm or bank, the control number can be found on the Notice of Internet Availability. Learn more: https://www.xomdrivingvalue.com/how-to-vote/

6.	Can I vote more than once?

Votes can be changed until the voting deadline. If you voted for the wrong party, you can always change your vote by voting again. Only your latest dated proxy/voting instruction counts. Learn more about the voting process here: https://www.xomdrivingvalue.com/how-to-vote/

7.	When can I vote?

You can vote now until the voting deadline on May 26, 2021. For more information and instructions on how to vote, visit: https://www.xomdrivingvalue.com/

8.	Why am I receiving a Blue Proxy Card/Voting Instruction Form and a White Proxy Card/Voting Instruction Form?

An activist investor is soliciting votes for their nominees with a value-destructive agenda on the white card. To support ExxonMobil and protect the dividend, vote the BLUE Proxy Card. Discard any White cards. For more information and instructions on how to vote, visit https://www.xomdrivingvalue.com/how-to-vote/.

9.	Why am I receiving multiple BLUE and WHITE Proxy Card/Voting Instruction Forms?

ExxonMobil is mailing business updates and vote reminder letters, which include a BLUE proxy card. Even if you already voted, we urge you to vote each BLUE card you receive to ensure your vote is counted. For more info, visit https://www.xomdrivingvalue.com/how-to-vote/.

10.	How do I change my vote?

Submit your vote again – only your latest dated proxy/voting instruction counts. For more information and instructions on how to vote, visit https://www.xomdrivingvalue.com/how-to-vote/

11.	I have not received or have lost my proxy voting materials. Can I have proxy materials or my control number sent to me?

If you receive proxy materials by e-mail, check your junk folder. For shares through a bank or broker, ask for your control number and voting instructions. For shares through Computershare or ExxonMobil employees, contact MacKenzie or D.F. King. For more info, visit https://www.xomdrivingvalue.com/how-to-vote/.

General IR Questions

12.	How is ExxonMobil working to protect shareholders’ investments?

ExxonMobil is executing a thoughtful strategy to drive long-term value for our shareholders, sustain our strong dividend and meet the dual challenge of supplying the world’s future energy needs while addressing the risks of climate change. Learn more: https://www.xomdrivingvalue.com/

13.	How does ExxonMobil plan to protect the dividend?

Our plans are focused on delivering long-term, sustainable value for our shareholders. Over the past 12 months, we’ve aggressively reduced spending, lowering 2020 cash operating expenses by more than $8 billion compared to 2019, and prioritized the highest return opportunities. These actions will enable us to drive greater cash flow, pay the dividend, and increase the earnings potential of our business in the near and longer term. Learn more: https://www.xomdrivingvalue.com/

14.	How does ExxonMobil plan to improve cash flow?

ExxonMobil is positioned to generate strong, industry-leading free cash flows. Our capital and operating expense reductions are driving improved earnings power and cash generation. Learn more here: https://www.xomdrivingvalue.com/

15.	How is ExxonMobil reducing spending?

In 2020, we reduced annual cash operating expenses by $8 billion, or 15% lower than 2019. We also exceeded 2020 commitments to reduce capital and cash operating expenses. To learn more, visit https://www.xomdrivingvalue.com/

16.	CAPEX: How is ExxonMobil reducing capital and cash operating expenses?

ExxonMobil exceeded our 2020 commitments to reduce capital and cash operating expenses. Full-year 2020 capital spending of $21.4 billion was nearly $12 billion (35%) lower than the initial $33 billion plan. We expect 2021 cash flow to cover capex while maintaining the dividend and a strong balance sheet. Learn more: https://www.xomdrivingvalue.com/

17.	OPEX: How is ExxonMobil reducing structural costs/ driving operational efficiencies?

In 2020, we reduced annual cash operating expenses by $8 billion, or 15% lower than 2019, of which $3 billion are structural reductions. We expect to generate additional annual structural operating expense reductions of $3 billion by 2023. Learn more: https://www.xomdrivingvalue.com/

Board Questions

18.	Who are ExxonMobil’s director candidates?

ExxonMobil’s world-class board nominees consist of 12 directors, 11 of whom are independent, with diverse backgrounds that are highly relevant for evaluating ExxonMobil’s business and portfolio. For more information, visit: https://www.xomdrivingvalue.com/board-of-directors/

19.	How/ why is ExxonMobil refreshing the board?

ExxonMobil’s board has an ongoing refreshment program. Four independent directors have joined the board over the past 18 months and have recognized experience helping companies navigate complex transitions while building value for shareholders. https://www.xomdrivingvalue.com/board-of-directors/

20.	What is ExxonMobil’s governance strategy?

Strong governance is essential to the long-term viability of ExxonMobil’s business. Within the Company’s robust governance framework, a rigorous risk-management approach is applied to identify and address risks associated with the business. The Board of Directors and its committees are highly engaged and have oversight of risk management, including as it applies to climate. Learn more: https://www.xomdrivingvalue.com/board-of-directors/

Engine No. 1 Questions

21.	Who/ what is Engine No. 1?

Engine No. 1 is a small, three-month-old hedge fund that is proposing initiatives that would jeopardize our ability to generate the earnings and cash flow we need to pay our dividend and invest in future growth. For more info, visit https://www.xomdrivingvalue.com/.

22.	Why does ExxonMobil want to reject Engine No. 1’s board candidates/ approach?

Engine No. 1’s approach ignores the role of oil and gas in the energy system of the future and the leadership role that ExxonMobil intends to play in reducing emissions through development and deployment of new lower-carbon technologies. Engine No. 1 has not offered any alternative for how ExxonMobil should invest to protect the dividend. More info here: https://www.xomdrivingvalue.com/

Environmental/ Theme 5 Questions

23.	Is ExxonMobil working to lower emissions?

At year-end 2020, we achieved our 2018 emission reduction goals, including a 15% reduction in methane emissions and a 25% reduction in flaring versus 2016 levels. Our 2025 emission reduction plans are projected to on a pathway consistent with the goals of the Paris Agreement. https://www.xomdrivingvalue.com/

24.	How is ExxonMobil reducing emissions?

Over the past two decades, ExxonMobil has invested more than $10 billion to research, develop and deploy lower-emission energy solutions, resulting in highly efficient operations that have eliminated or avoided approximately 480 million tonnes of greenhouse gas emissions. https://www.xomdrivingvalue.com/

25.	What is ExxonMobil’s plan to reduce emissions?

ExxonMobil’s 2025 plans include a 15 to 20% reduction in greenhouse gas intensity of upstream operations compared to 2016 levels. This will be supported by a 40 to 50% reduction in methane intensity and a 35 to 45% reduction in flaring intensity. The Company’s upstream operations also plan to align with the World Bank’s initiative to eliminate routine flaring by 2030. https://www.xomdrivingvalue.com/

26.	What is ExxonMobil doing about methane emissions?

At year-end 2020, the Company achieved the emission reduction goals outlined in 2018, which included a 15% reduction in methane emissions versus 2016 levels. Our 2025 plans are expected to decrease absolute flaring and methane emissions by 40 to 50%. Learn more: https://www.xomdrivingvalue.com/

27.	What is ExxonMobil doing about greenhouse gas emissions?

Exxon Mobil’s greenhouse gas emissions have declined approximately 6% from 2010 to 2019 due to energy efficiency improvements, and reductions in flaring, venting and fugitive emissions. The 2025 emission reduction plans are expected to reduce absolute greenhouse gas emissions by an estimated 30% for the Company’s upstream business. Learn more: https://www.xomdrivingvalue.com/

28.	What is ExxonMobil doing about flaring?

ExxonMobil’s emission reduction plans for 2025 are projected to be on a pathway consistent with the goals of the Paris Agreement and expected to decrease absolute flaring by 40 to 50%. The Company’s upstream operations also plan to align with the World Bank’s initiative to eliminate routine flaring by 2030. https://www.xomdrivingvalue.com/

29.	Is ExxonMobil reducing emissions from their products?

ExxonMobil is responding to product demand growth by delivering solutions that enable customers to meet product performance requirements while reducing greenhouse gas emissions. These products and solutions include: natural gas, lightweight materials and packaging, and advanced fuels and lubricants. Learn more: https://www.xomdrivingvalue.com/

30.	Is ExxonMobil going green?

We remain committed to playing a leading role in greenhouse gas reductions, consistent with the goals of the Paris Agreement, leveraging our experience and competitive advantages, advancing technologies needed for lower emissions. Read more here: https://www.xomdrivingvalue.com/

31.	What is ExxonMobil doing to fight climate change?

ExxonMobil has a long history of responsibly meeting society‘s evolving needs and we are well positioned to provide the energy and products that are essential to improving lives around the world, while managing the risks of climate change. Since 2000, we’ve had 277 U.S. patent grants and applications on energy efficiency and innovations to reduce greenhouse gases. We also collaborate around the world with over 80 universities, five energy centers, and the U.S. national laboratories to advance emerging energy technologies. https://www.xomdrivingvalue.com/

32.	Is ExxonMobil conducting research on climate change?

Over the past two decades, we have invested more than $10 billion to research, develop and deploy lower-emission energy solutions, resulting in highly efficient operations that have eliminated or avoided approximately 480 million tonnes of greenhouse gas emissions — the equivalent of taking 100 million passenger vehicles off the road for a year. We’re planning to invest another $3 billion through 2025. Learn more: https://www.xomdrivingvalue.com/

33.	What is ExxonMobil doing in the technology space?

ExxonMobil is working to develop breakthrough solutions in areas such as carbon capture, biofuels, hydrogen and energy-efficient process technology. Over the past two decades, we have invested more than $10 billion to research, develop and deploy lower-emission energy solutions. We’re planning to invest another $3 billion through 2025. Learn more: https://www.xomdrivingvalue.com/

34.	Is ExxonMobil planning to go net-zero?

We respect and support society’s ambition to achieve net zero emissions by 2050, and continue to advocate for policies that promote cost-effective, market-based solutions to address the risks of climate change. For more info, visit: https://www.xomdrivingvalue.com/

35.	Where does ExxonMobil stand on climate policy?

ExxonMobil has participated in the Intergovernmental Panel on Climate Change since its inception in 1988, is a founding member of the Climate Leadership Council and is part of the Oil and Gas Climate Initiative. We continue to engage in efforts to encourage sound and constructive policy solutions that reduce climate-related risks across the economy at the lowest cost to society, such as supporting a price on carbon and the regulation of methane from new and existing sources. https://www.xomdrivingvalue.com/

36.	Does ExxonMobil support the Paris Agreement?

Yes. We have supported the Paris Agreement since its adoption in 2015. We’re working to be part of the solution and our 2025 emission reduction plans are projected to put us on a pathway consistent with the goals of the Paris Agreement. Learn more: https://www.xomdrivingvalue.com/

37.	Does ExxonMobil work in wind and/or solar?

ExxonMobil is the #2 all-time buyer of wind/solar power among oil and gas companies and in the top 5% across all corporates. Learn more: https://www.xomdrivingvalue.com/

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.